Calculation of Filing Fee Tables
S-4
PATRICK INDUSTRIES INC
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, without par value	Other	30,777,318		$ 2,119,527,973.03	0.0001381	$ 292,706.81
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 2,119,527,973.03		$ 292,706.81
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 292,706.81
Offering Note
[1]	Rule 457(f) Fee Calculation Details (1) Represents the estimated maximum number of shares of common stock of Patrick Industries, Inc. ("Patrick"), without par value ("Patrick Common Stock"), to be issued, or subject to equity awards that may be assumed by Patrick, upon the consummation of the mergers (the "Merger") and the other transactions contemplated by the Agreement and Plan of Merger, dated as of June 30, 2026, by and among Patrick, LCI Industries ("LCI"), Planet First Merger Sub Inc. and Planet Second Merger Sub LLC (as it may be amended from time to time, the "Merger Agreement"). The number of shares of Patrick Common Stock being registered is estimated based upon (i) 24,740,609, the maximum number of shares of common stock of LCI, par value $0.01 per share ("LCI Common Stock"), including LCI Common Stock issuable or subject to equity awards, estimated to be exchanged or converted in the Merger (calculated as the sum of (a) 24,312,075, the number of shares of LCI Common Stock outstanding as of September 11, 2026, (b) 286,911, the number of shares of LCI Common Stock underlying outstanding LCI restricted stock unit awards as of September 11, 2026, and (c) 141,623, the number of shares of LCI Common Stock subject to outstanding LCI performance restricted stock unit awards (assuming target performance levels) as of September 11, 2026, multiplied by (ii) the exchange ratio of 1.2440, as set forth in the Merger Agreement. (2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of $2,119,527,973.03 of Patrick Common Stock was calculated on the basis of (i) $85.67, the average of the high and low prices per share of LCI Common Stock on the New York Stock Exchange on September 18, 2026, which date is within five business days prior to the filing of this Registration Statement, multiplied by 24,740,609, the maximum number of shares of LCI Common Stock, including LCI Common Stock issuable or subject to equity awards, estimated to be exchanged or converted in the Merger as calculated pursuant to footnote (1).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date